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                         Independent Auditors' Consent

To the Shareholders and Board of Trustees of Consulting Group Capital Markets Funds:

We consent to the incorporation by reference, in this Prospectus and Statement of Additional Information, of our report dated October 11, 2002, on the statements of assets and liabilities for Consulting Group Capital Markets Funds ("Fund") as of August 31, 2002 and the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and the financial highlights for the periods indicated in the Annual Report. These financial statements and financial highlights and our reports thereon are included in the Annual Reports of the Fund as filed on Form N-30D.

We also consent to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Auditors" in the Statement of Additional Information.

                                          KPMG LLP

New York, New York
December 23, 2002